MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE
                              COAL CANYON PROPERTY


    THIS MINERAL LEASE WITH OPTION TO PURCHASE ("Agreement") is made effective this 19 day of February, 1991 by and between H. WALTER SCHULL (hereinafter referred to as LESSOR) and GREAT BASIN EXPLORATION AND MINING COMPANY, INC., a Nevada corporation (hereinafter referred to as LESSEE).

    WHEREAS, LESSOR is the owner of the real property described as follows

    Property:                         68 Unpatented Lode Mining
                                      Claims

    Claim Names:                      Coal Canyon (C.C.) Nos.
                                      1-68

    BLM Numbers:                      NMC 353694 - 353753;
                                      513108 - 513113; and
                                      570135 - 570136.

    Recorded in Eureka County Records: BK 140 PG 327-386 and BK 184 PG 556-561; and BK 203
                                      PG 216-217.

    Located in:                       Sections 17, 20, 29 T25N
                                      R49E, unknown Mining
                                      District, Eureka County,
                                      Nevada

(hereinafter referred to as the ("Premises")

    Area in Interest:                 One  mile  around  the
                                      perimeter of the C.C. 1-
                                      68 claim block. Additional
                                      claims with the area of
                                      interest will be located
                                      and recorded in the name
                                      of H. Walter Schull and
                                      will become part of the
                                      Premises of the Agreement.

    WHEREAS, LESSOR and LESSEE desire to enter into an agreement pursuant to which LESSOR shall grant to LESSEE a lease of the Premises all on the terms and conditions as hereinafter set forth.

    NOW THEREFORE in consideration of the mutual agreement and obligations hereinafter set forth the parties agree as follows.

    1.  Legal Representations

         LESSOR represents and warrants that LESSOR is the sole owner and has the exclusive possession of the Premises, including the surface and mineral estates, free and clear of all claims, liens or encumbrances. LESSOR further represents and warrants with respect to any unpatented mining claims, that the acts of location performed by LESSOR have been in compliance with all applicable federal and state laws; that LESSOR knows of no claim to or possession of the Premises adverse to LESSOR. Furthermore, LESSOR represents and warrants that LESSOR has the full right, power and capacity to enter into this Agreement upon the terms and conditions herein contained, and LESSOR covenants that such status will not be affected adversely because of any act or omission on the part of LESSOR during the continuance of this Agreement.

    2.  Lease

         LESSOR hereby grants, demises, leases and lets the Premises, including, but without being limited to, all ores, minerals, and mineral rights, except as otherwise stated herein, exclusively unto LESSEE, with the right and privilege to explore for, develop, mine (by open pit, strip, underground, solution mining or an other method, including any method hereafter developed), extract, mill, store, process, remove and market therefrom all ores, minerals and materials of whatever nature or sort, (which ores, minerals and materials are herein designated as "Mineral Substances") and to place thereon, construct, maintain, use and, at its election, to remove such structures, facilities, equipment, roadways, haulageways and such other improvements as LESSEE may deem necessary, useful or convenient in conducting its operations hereon and to use and consume so much of the surface thereof as may be necessary, useful or convenient for the full enjoyment of all of the rights herein granted.

         LESSEE shall not have the right to commingle Mineral Substances with ores and concentrates from other properties without the prior written consent of LESSOR, which consent shall not be unreasonably withheld.

         LESSEE shall not assign or sublease its interest in this Lease without the written consent of LESSOR first had and received, which consent shall not be unreasonably withheld, as set forth in Section 13.

         LESSEE shall have the right to exercise such water rights and to use such water on about or under Premises as may be available.

    3.  Option to Purchase: Purchase Price and Closing

         LESSOR hereby grants to LESSEE for a period of ninety-nine (99) years from the effective date hereof, the sole, exclusive and irrevocable option to purchase the Premises. If LESSEE desires to exercise the option, which option may be exercised at any time, it shall do so by giving notice to LESSOR in the manner set forth in Section 12. The purchase price of the Premises shall be $5,000,000.00 (five million) subject to any reduction thereof which may become applicable under Section 5, Section 7c and Section 10b. Any and all payments made by LESSEE to LESSOR pursuant to Section 5 hereto and all costs, if any, incurred by LESSEE for which LESSOR is liable pursuant to paragraph b or Section 7 hereof shall be credited against such purchase price.

         If LESSEE exercises its option to purchase the Premises, closing shall take place within thirty (30) days from the date of exercise by LESSEE of its option. Before the date of closing, LESSEE shall deliver to LESSOR the balance of the purchase price calculated pursuant to this Section 3 in exchange for a fully executed and acknowledged deed, in a form acceptable to LESSEE, conveying the premises to LESSEE. LESSOR shall execute such other documents and perform such other acts as LESSEE may reasonably require to effect transfer of complete title of the Premises to LESSEE. All recording fees shall be paid by LESSEE, and LESSOR shall bear the costs of any transfer taxes assessed on the conveyance.

    4.  Term

         Unless sooner terminated as hereinafter provided, the term of this Agreement shall be for so long as LESSEE continues to make rental or production royalty payments to LESSOR, whichever payment is appropriate under the terms of the Agreement, and shall survive extinguishment of the option to purchase should the option not be exercised within the time period set forth in Section 3.

    5.  Payments to Lessor

         a. Rental - Subject to LESSEE's right to terminate this Agreement, LESSEE shall pay to LESSOR $15,000.00 or before March 18, 1991.

         $15,000.00 on or before October 1, 1991, $30,000.00 between January 1st and January 15th, 1992, $60,000.00 between January 1st and January 15th, 1993, $100,000.00 between January 1st and January 15th, 1994, $100,000.00 between January 1st and January 15th of each subsequent year this Agreement is in effect.

LESSEE's obligation to make rental payments shall terminate upon the earlier of the commencement of payment of production royalties or upon its exercise of the option to purchase the Premises, and all rental payments to LESSOR shall be credited against the purchase price as calculated in Section 3.

         b. Production Royalty - If LESSEE mines and markets Mineral Substances prior to its exercise of the option to purchase the Premises, LESSEE shall pay to LESSOR four percent (4%) of the Gross Returns from the sale of Mineral Substances produced from the Premises, until the total payments received by LESSOR as required by paragraphs a and b of this Section 5 equal the purchase price set forth in Section 3; or until LESSEE exercises its option to purchase the Premises; or until LESSEE terminates this Agreement pursuant to paragraph b of Section 10. All production royalty payments shall be credited against the purchase price calculated in Section 3. LESSEE shall, however, have the right to mine amounts of Mineral Substances reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Premises without initiating the obligation to make production royalty payments. The term "Gross Returns" shall mean the amount paid to LESSEE by a smelter or other purchaser for Mineral Substances mined from the Premises.

         c. Administration of Production Royalty - LESSEE shall make production royalty payments within thirty (30) days after the end of the calendar quarter in which proceeds from the sale of Mineral Substances are realized. At such time, LESSEE shall provide LESSOR with a statement showing in reasonable detail the computation of the production royalty payments. Each quarterly statement furnished to LESSOR shall be deemed to be correct and binding on LESSOR unless LESSOR, within ninety (90) days of its receipt, notifies LESSEE in writing that it disputes the correctness of such statement and specifies its objections in detail. LESSEE shall maintain true and correct records of all Mineral Substances mined and sold from the Premises, and LESSEE shall permit LESSOR to inspect, at LESSOR'S expense, the books and records of LESSEE which are pertinent to the determination of the production royalty payable under this Section 5, at any reasonable time during normal business hours, provided such inspection is conducted by LESSOR or by an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants, and provided such inspection does not interfere unreasonably with LESSEE's operations or procedures. LESSOR, at its sole risk and expense, shall have access to the Premises for inspection purposes at such times, in such manner and upon such notice to LESSEE as shall not unreasonably hinder or interrupt the operations of LESSEE.

         d.  Adjustment  for  Inflation  - The  purchase  price as set  forth in
Section 3 and the rental payments set forth in this Section 5 shall be subject to escalation based upon the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor. The applicable amount due LESSOR shall be multiplied by a percentage equal to 100, plus the percentage increase in the Consumer Price Index from the effective date of the Agreement, to the date of the close of the calendar quarter during which the applicable payment is due.

    6.  Method of Making Payments

         Any payments required to be made by LESSEE to LESSOR hereunder may be made in cash or by check, in the sole discretion of LESSEE, and may be personally delivered or deposited in the Unites States mail, postage prepaid and registered or certified with return receipt requested and addressed to LESSOR at the address shown in Section 12. The personal delivery to LESSOR or the deposit in the mail to LESSOR by LESSEE of any such payment on or before its due date shall be deemed timely payment thereof. Upon making payment to LESSOR, LESSEE shall be relieved of any responsibility for the distribution of such payment among LESSOR and any of LESSOR's successors or permitted assigns.
         Upon termination of this Agreement in any manner other than by payment by LESSEE to LESSOR of the purchase price calculated pursuant to Section 3, LESSEE shall deliver to LESSOR a fully executed and acknowledged release of this Agreement, in recordable form, with respect to the Premises or the applicable portion thereof.

    7.  Title Matters

         a. Title Documents; Data - Upon execution of this Agreement, LESSOR shall promptly deliver to LESSEE all abstracts of title to and copies of all title documents affecting the Premises, which LESSOR has in its possession, together with copies of all plats or field notes or surveys thereon, which LESSOR has in its possession. In addition, LESSOR shall furnish promptly to LESSEE copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that LESSOR has in its possession. LESSOR shall allow LESSEE at any reasonable time to examine and analyze any drill core available to LESSOR from the Premises. LESSOR's obligation to furnish said abstracts of title, copies of title documents, and exploration data, shall be a continuing obligation during the term of this Agreement.

         b. Title Defects. Defense and Protection - If, in the opinion of counsel for LESSEE, LESSOR's title to the Premises or any part thereof is defective or less than as represented in Section 1 or LESSOR's title is contested or questioned by any person, entity or governmental agency, and LESSOR is unable or unwilling to correct promptly the defects or alleged defects in title, LESSEE may, without obligation, attempt to perfect, defend or initiate litigation to protect LESSOR's title. in that event, LESSOR shall execute all documents and shall take such other actions as are reasonably necessary to assist LESSEE in its efforts to perfect, defend or protect LESSOR's title. If title is less than as represented in Section 1, then (and only then) the costs and expense of perfecting, defending or protecting title (including, but not limited to, attorney's fees, costs of litigation and costs of releasing or satisfying any mortgages, liens, encumbrances or other claims) shall be a credit against payments thereafter to be made to LESSOR, unless the costs arise from LESSEE's failure to perform obligations hereunder (in which case such costs shall be borne by LESSEE).

         c. Lesser Interest Provisions - If LESSOR's title to the Premises (or any portion thereof) is less than the entire interest or is subject to a superior adverse interest other than the paramount title of the United States, LESSEE shall have the right to elect to accept such title as LESSOR has, by giving notice of such election to LESSOR in accordance with Section 12. Since the total purchase price for the Premises set forth in Section 3 and the payments set forth in Section 5 are predicated upon LESSOR's owning the entire interest in the Premises free and clear of any superior adverse interests other than the paramount title of the United States, if LESSOR owns less than the entire interest or such interest is subject to a superior adverse interest other than the paramount title of the United States, then such purchase price and payments shall be reduced proportionately.

         d. General - Nothing herein contained and no notice or action which may be taken under this Section 7 shall affect the right of LESSEE to terminate this Agreement in the manner set forth in paragraph b of Section 10.

    8.  Amendment:  Relocation and Patent of Claims

         LESSEE shall have the right to amend or relocate in the name of LESSOR any unpatented mining claims which are subject to this Agreement, which LESSEE in its sole discretion deems advisable to amend or relocate. If LESSEE undertakes any such amendment or relocation, LESSEE shall use its best efforts to complete the same in compliance with the applicable statutes and regulations, but shall not be liable to LESSOR for any act (or failure to act) by its or any of its agents in connection with the amendment or relocation of claims so long as such act (or omission) does not arise from gross negligence or is not made in bad faith.

         Upon request of LESSEE at any time or times during the term of this Agreement, LESSOR agrees to undertake to obtain a patent to any or all of the mining claims, which are subject to this Agreement, as designated by LESSEE. LESSOR shall prepare all documents and compile all data and comply in all respects with the applicable law, all at the expense of LESSEE. LESSOR shall execute any and all documents required for this purpose and shall cooperate fully with LESSEE, in the patent application and proceedings subsequent thereto. If LESSOR begins patent proceedings and LESSEE thereafter requests LESSOR to discontinue such proceedings or if this Agreement is terminated while patent proceedings are pending, LESSEE shall have no further obligation with respect thereto except to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue, or prior to termination, whichever comes first.

    9.  Obligations of LESSEE

         a. Protection from Liens - LESSEE shall allow no lien to remain on the Premises on account of any debt for materials or services furnished to LESSEE for the benefit of the Premises; provided, however, that LESSEE shall not be required to remove any such lien so long as LESSEE is contesting, in good faith, the validity or the amount thereof.

         b. Liability - LESSEE shall ever hold harmless and defend LESSOR from any suit, claim, judgment or demand whatsoever arising out of the exercise by LESSEE of any of its rights pursuant to this Agreement, provided that LESSOR or any person or instrumentality acting in its behalf shall not have been a contributing cause to the event giving rise to such suit, claim, judgment or demand. LESSEE shall carry liability insurance to cover injuries, deaths and damages caused by its operations on the Premises.

         c. Taxes and Assessments - LESSEE shall pay all taxes levied against its improvements on the Premises. In the event of commercial mining of the Premises by LESSEE, LESSEE shall pay all ad valorem taxes assessed against that amount of the Premises used in such commercial mining. LESSOR shall pay, before delinquency, all other taxes and assessments on the Premises and on the improvements and personal property of LESSOR thereon. In no event, however, shall LESSEE be liable for any taxes levied or measured by income of LESSOR, or for taxes applicable to or levied against or based upon payments made to LESSOR under Sections 3 or 5 of this Agreement. LESSEE shall have the right to contest in the courts or otherwise, the validity or amount of any taxes or assessments, before it shall be required to pay the same. LESSEE shall have the right at its sole discretion to pay any delinquent property taxes, together with interest, penalties and charges, that are the responsibility of LESSOR, the payment of which shall be a credit against payments thereafter to be made by LESSEE under the provisions of Section 5.

         d. Assessment Work - Commencing with the annual assessment work year beginning the first day of September immediately preceding the effective date of this Agreement, and thereafter during the term hereof, provided that LESSEE has not exercised its option to purchase the Premises, and this Agreement has not expired or been terminated prior to one hundred-and twenty (120) days) before the end of an annual assessment work year, LESSEE shall perform annual assessment work required to maintain the unpatented mining claims subject to this Agreement and timely record affidavits of such performance. LESSOR agrees that in the event LESSEE owns or acquires by location, purchase, lease or option the right to explore claims or groups of claims adjacent to or which touch the Premises at any point, LESSEE shall have the right to perform assessment work required hereunder pursuant to a common plan of exploration or development, which may include all or a portion of such claims or groups of claims and the Premises, whether such work is performed on or off the Premises. LESSEE shall not be liable on account of holdings by any court or governmental agency that the effects of work so elected and performed by LESSEE do not constitute the required annual assessment work for the purposes of preserving title to such claims, provided that LESSEE has expended a total amount sufficient to meet the minimum requirements with respect to all of the unpatented claims.

         e. Compliance with Laws and Regulations - LESSEE's operations on the Premises shall be in compliance with all applicable federal, state and local laws and regulations pertaining to environmental protection and reclamation, and LESSEE shall obtain all necessary permits prior to commencing the operations requiring such permits, provided that LESSEE shall have the right to contest, in the courts or otherwise, the validity of any such laws, ordinances, resolutions and regulations and the necessity of obtaining any such permits. In addition, LESSEE shall comply with all governmental bonding requirements.

         f. Data - LESSEE shall provide LESSOR with copies of all interpretive and noninterpretive data, including maps, drilling results, and progress reports, pertaining to the Premises on an annual basis, commencing with the first anniversary of the effective date of this Agreement, and continuing annually thereafter for data obtained during the preceding year during the term of this Agreement.

    10. Termination:  Removal of Property

         a. Termination by LESSOR - Except for the payments to be made by LESSEE to LESSOR as provided in Section 3 and Section 5 hereof, if LESSOR considers that LESSEE has not complied with any other covenants, conditions or obligations hereunder, either express or implied, LESSOR shall notify LESSEE in writing, setting out specifically in what respects it is claimed that LESSEE has breached this Agreement. The receipt of such notice by LESSEE and the lapse of sixty (60) days thereafter without LESSEE's meeting or commencing to meet the alleged breaches, shall be a condition precedent to any action by LESSOR for any cause hereunder. Neither the service of said notice, nor the doing of any acts by LESSEE aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that LESSEE has failed to perform all of its obligations hereunder. This Agreement shall never be forfeited or canceled in whole or in part for failure of LESSEE to perform any express or implied covenants, conditions or obligations until it shall have been first finally judicially determined that such failure exists, and any decree of termination, cancellation or forfeiture shall be in the alternative and shall provide for termination, cancellation or forfeiture, unless LESSEE complies with covenants, conditions or obligations breached within a reasonable time to be determined by the Court.

         If LESSEE fails to make a payment pursuant to Section 5, LESSOR shall give notice to LESSEE in accordance with Section 12 of such failure to pay. If LESSEE does not thereafter make the payment within thirty (30) days of the effective date of such notice, LESSOR may within thirty (30) days thereafter terminate this Agreement by delivering to LESSEE written notice cf such termination in accordance with Section 12.

         b. Termination by LESSEE - LESSEE shall have the right to terminate this Agreement, with regard to all or a portion of the Premises, at any time by giving notice to LESSOR in accordance with Section 12. Upon such termination, all right, title and interest of LESSEE under this Agreement with regard to all or a portion of the Premises, shall terminate, and LESSEE shall not be required to make any further payment, the due date of which would otherwise occur on any date after the effective date of such notice of termination. Subject to the obligations of LESSEE as set forth in paragraph c of this Section 10, LESSEE shall be relieved of any and all further obligations set forth in this Agreement, except those obligations, if any, which have accrued prior to such termination. Any taxes, assessments and governmental charges shall be prorated as of the termination date.

         c. Delivery of Data - In the event of expiration or termination of this Agreement, other than by LESSEE's exercise of the option to purchase the Premises, LESSEE shall furnish LESSOR within thirty (30) days one (1) set of copies of all interpretative and noninterpretative data and all reports pertaining to the Premises and developed or prepared by or for LESSEE, and shall deliver to LESSOR any available drill samples, drill core, or drill chip logs derived from the Premises. Delivery shall be made either to the Premises or to the LESSOR's address as the LESSOR directs. LESSEE shall in no event be liable to LESSOR for loss of or damage to any such core or for the accuracy of any data furnished to LESSEE.

         d. Removal of Property - upon any termination or expiration of this Agreement, other than by LESSEE's exercise of the option to purchase the Premises, LESSEE shall have a period of one hundred eighty (180) days from and after the effective date of termination in which to remove from the Premises all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports, track and pipe placed in shafts, drifts or openings in the Premises. Any property of LESSEE not so removed at the end of said one hundred eighty (180) day period shall become the property of LESSOR. LESSEE makes no warranties concerning the condition of said property. LESSEE shall have the right to keep a watchman on the Premises during said one hundred eighty (180) day period.

    11. Access; Confidentiality

         LESSOR, at its sole risk and expense, shall have access to the portions of the Premises being used by LESSEE to inspect the same at such times and upon such notice to LESSEE as shall not unreasonably hinder or interrupt the operations of LESSEE. LESSOR shall not, without the express written consent of LESSEE, disclose any information, including the terms of this Agreement, LESSOR may obtain with respect to the results of the operations hereunder, nor issue any press releases concerning the operations; provided, however, that if LESSOR contemplates selling or assigning its interest, LESSOR shall have the right to disclose such information to a potential purchaser if LESSOR first obtains an agreement in writing from such third party that the third party shall hold confidential the information furnished to it.

    12. Notices

         Any notice or communication required or permitted hereunder shall be in writing and shall be effective when personally delivered or when addressed:

         If to Schull:      H. Walter Schull
                            316 California Avenue, Suite 4C
                            Reno, Nevada 89509


         If to Lessee:      Great Basin Exploration and
                               Mining Company, Inc.
                             3400 Kauai Court, Suite 208
                             Reno, Nevada 89509
                             Attention: A. P. Taylor

         With copy to:      Kimball, Parr, Waddoups, Brown & Gee
                            185 South State Street, Suite 1300
                            Salt Lake City, Utah 84111
                            Attention: Clayton J. Parr, Esq.

and deposited, postage prepaid, and registered or certified with return receipt requested, in the United States mail. Either LESSOR or LESSEE may, by notice to the other given as aforesaid, change its mailing address for future notices hereunder.

    13. Transfer of Interest

         LESSEE shall not assign or sublease its interest in this Lease or enter into a joint operating agreement with any other person or entity without the written consent of LESSOR first had and received, which shall not be unreasonably withheld. Notwithstanding the foregoing, LESSEE shall have the right to assign its interest in this Agreement to any parent or subsidiary corporation or to any corporation that controls or is under common control with LESSEE or that acquires all of the assets of LESSEE, or to any partnership or joint venture of which LESSEE is a partner or coventurer. Further, any assignment, sublease or joint operating agreement shall be null and void unless LESSEE provides LESSOR with an agreement by the assignee, sublessee or joint venturer or partner to be bound by the terms of this Lease, together with a bona fide copy of the executed assignment, sublease, or joint operating agreement and any exhibits, attachments, amendments or modifications thereto within thirty
(30) days after its or their execution. Further, such assignment, sublease, or joint operating agreement shall not relieve LESSEE of any of its obligations hereunder. LESSEE shall incorporate this Section 13, not by reference, into the instrument of assignment, sublease or joint operating agreement, and any and all subsequent assignments, subleases or joint operating agreements shall also be subject to this Section 13.

         The assignment shall be effective the first day of the next month following the delivery to the non-assigning party of satisfactory evidence of such assignment.

    14. Force Majeure

         LESSEE shall not be liable for failure to perform any of its obligations, other than making payments due under Section 5, during any period in which performance is prevented, in whole or in part, by causes herein termed "force majeure". For purposes of this Agreement, the term "force majeure" shall include, but not be limited to, labor disputes, acts of God, actions of the elements, inclement weather, floods, slides, cave-ins, laws, rules, regulations and requests of governmental bodies or agencies thereof unavoidable delay in obtaining necessary materials, facilities and equipment in the open market, or any cause, except for inability to meet financial commitments, whether similar or dissimilar to those specifically enumerated, beyond the reasonable control of LESSEE. If LESSEE desires to invoke the provisions of this Section 14, LESSEE shall give notice of the commencement of and the circumstances giving rise to such force majeure and shall take all reasonable actions to cure the same, but LESSEE shall not be obligated to settle labor disputes or to question the validity of any act of a governmental body or agency. The time for discharging LESSEE's obligations with respect to the prevented performance shall be extended for the period of force majeure.

    15. No Express or Implied Covenants

         It is expressly agreed that no express or implied covenant or condition whatsoever shall be read into this Agreement relating to the exploration, development or mining of the Premises or the time therefore, or to any operations of LESSEE hereunder or to the measure of diligence thereof.

    16. Applicable Law

         This Agreement shall be governed by the local law of the State of Nevada.

    17. Memorandum
         LESSEE and LESSOR shall execute a memorandum of this Agreement in a recordable form sufficient under the law of the State of Nevada to give notice to third parties of rights granted hereunder. Either party may record such memorandum.

    18. Title Headings

         The title headings of the various sections of this Agreement are inserted for convenience only and shall not be deemed to be a part of this Agreement.

    19. Sole Agreement

         This Agreement shall constitute the sole understanding of the parties with respect to the subject matter hereof, and no modification or alteration of the terms hereof shall be binding unless such modification or alteration shall be in writing executed subsequent to the date hereof by all the parties hereto.

          IN WITNESS WHEREOF, LESSOR and LESSEE have executed this MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE effective as of the date set forth above.



         LESSOR:            H. Walter Schull
                            ----------------
                            H. Walter Schull

         LESSEE:            GREAT BASIN EXPLORATION AND MINING
                              COMPANY, INC.. a Nevada Corporation


                            By: A. P. Taylor
                               --------------
                                A. P. Taylor, President


STATE OF NEVADA
                    :ss
COUNTY OF WASHOE

         On this 2nd day of April, 1991, personally appeared before me, a Notary Public, H. Walter Schull, personally known (or proven) to be the person whose name is subscribed to the above instrument, who acknowledged to me that he executed the instrument.

           MYRA E. BAILEY
           Notary Public State of Nevada
           Appointment Recorded In Washoe County
           MY APPOINTMENT EXPIRES MAY 16, 1992


STATE OF NEVADA
                   :ss
COUNTY OF WASHOE

         On this 8th day of April, 1991, personally appeared before me, a Notary Public, A. P. Taylor, personally known (or proven) to be the person whose name is subscribed to the above instrument, who acknowledged to me that he executed the instrument.


           MYRA E. BAILEY
           Notary Public State of Nevada
           Appointment Recorded In Washoe County
           MY APPOINTMENT EXPIRES MAY 16, 1992

                               AMENDMENT OF LEASE

               THIS AGREEMENT AND AMENDMENT, made and entered into this 13th day of January, 1993, by and between H. WALTER SCHULL, hereinafter referred to as "Lessor", and ,GREAT BASIN EXPLORATION & MINING CO., INC., hereinafter referred to as "Lessee",

                                   WITNESSETH:

               WHEREAS, Lessor and Lessee have entered into a Mineral Lease Agreement With Option To Purchase dated effective the 19th day of February, 1991, covering the following described lands in Eureka County, State of Nevada, to wit:

          68 Unpatented Lode Mining Claims - C.C. Nos. 1-68
          Located in Sections 17, 20, & 29 of T25N, R49E, unknown
          Mining District, Eureka County, Nevada

a Memorandum to such lease having been recorded in Book 222, Page 169 of the records of said county and Lessor and Lessee now desire to amend certain provisions of said lease as follows:

    1.  Section 5.a. Rental

        Rental between January 1st and January 15th,1993 -              $20,000.
        (to be paid immediately upon signing of this Amendment)

        Rental between January 1st and January 15th, 1994 -             $20,000.
        (to be paid on or before January 15, 1994)

        Payment of $100,000 per year and each subsequent year resumes in January, 1995 if agreement is still in effect. (to be paid on or before January 15 of each year)

At any time during the course of this Agreement, should Lessor make a discovery on the Premises of a magnitude which would warrant initiation of a pre-feasibility study, Lessor will pay Lessee the difference between annual payments ($40,000-1993 and $80,000-1994) at the time of the next scheduled payment following the discovery. Should the Agreement be terminated at anytime by either party in compliance with Section 10 of the original Agreement, no further payment will be required by Lessor.

     2.  Section 9.d.  Assessment Work

         Lessor will guarantee payment of all holding and recording fees (both BLM and County) for the Premises due on August 31, 1993.

If Agreement is hereafter terminated by either party, pursuant to Section 10 of the original document, no further assessment work or filing will be required of Lessor.

     3.  Method of Making Payments

         Lessor may have the following option for receiving payments if he so chooses:

         The
             ------------------------------------------------------------------
- ----------------------------------------------------------
(name and address of bank, etc.) or its successor, is hereby designated as Lessor's agent to receive from GBEM or its agent all payments due or payable to Lessor under the terms of this Agreement and all such payments may be made by mailing or /delivering the same to said bank for deposit for Lessor's credit in Account No. _____________________. GBEM shall have no obligation to allocate or apportion any payment made hereunder, it being Lessor's obligation to direct the bank as to how such payments are disbursed. Such depository bank shall continue as depository under this Agreement regardless of any change or division in the ownership in the Premises or of the right to receive any payments that accrue hereunder. In the event such bank, or its successor, should fail, liquidate, or refuse to accept any payment or should Lessor desire to designate a different depository bank, then GBEM shall not be held in default for failure to make any payment or tender of payment until sixty (60) days after Lessor shall deliver to GBEM a proper recordable instrument naming another single bank as depository and agent for Lessor to receive such payments or tenders. Any bank charges shall be for Lessor's account.

This Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors, personal representatives and assigns.



EXECUTED the day and year first above set forth.

WITNESS: ___________________________

"LESSOR"                                     "LESSOR"
GREAT BASIN EXPLORATION & MINING CO., INC.

- ------------------------------               ---------------------------
H. WALTER SCHULL                             A.P. TAYLOR, President

                   SECOND AMENDMENT TO MINERAL LEASE AGREEMENT

                             with OPTION TO PURCHASE

                              Coal Canyon Property

     THIS SECOND AMENDMENT to the Mineral Lease with Option to Purchase executed this ---- day of ------, 1994, between H. Walter Schull, hereinafter referred to as "Lessor" and Great Basin Exploration & Mining Co., Inc., a Nevada corporation, hereinafter referred to as "Lessee".

                                    RECITALS

     A. Lessor and Lessee are parties to a certain Mineral Lease with Option to Purchase Agreement dated effective October 19, 1991 and First Amended on January 13, 1993.

     B. Lessor and Lessee, for purposes of including the CC 73 and CC 91-100 lode mining claims located on September 24/27, 1993 by Lessee and the CC 101-112 lode mining claims located on January 10, 1994 by Lessee, desire to amend the Mineral Lease Agreement with Option to Purchase to include said CC claims.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual benefits to be derived, Lessor and Lessee agree as follows:

     1. The Mineral Lease with Option to Purchase is hereby amended to include those certain CC claims, as listed on Exhibit "A" attached.

     2. Exhibit "A" attached is hereby made part and parcel of Mineral Lease Agreement with Option to Purchase dated effective October 19, 1991.

     3. Except as stated in the preceding two paragraphs, all of the terms and conditions of the Mineral Lease with Option to Purchase remain in full force and effect.

GREAT BASIN EXPLORATION               H. WALTER SCHULL
& MINING CO., INC.



By A.P. TAYLOR                   By   H. WALTER SCHULL
   -------------------------          ------------------
   A.P. Taylor , President            H. Walter Schull




STATE OF NEVADA )
                ) ss.
COUNTY OF WASHOE)

         On this --- day of -----, 19---, personally appeared before me, a Notary Public, in and for the state and county aforesaid, H. Walter Schull, who acknowledged that he executed the within instrument for purposes expressed therein.


                                ------------------------
                                NOTARY PUBLIC

STATE OF NEVADA)
                  ) ss.
COUNTY OF WASHOE  )

On this --- day of -------, 19---, personally appeared before me, a Notary Public, in and for the state and county aforesaid, A.P. Taylor, the President of GREAT BASIN EXPLORATION & MINING CO., INC., a Nevada corporation, who acknowledged that he executed the within instrument on behalf of said corporation for purposes expressed therein.


                                ------------------------
                                NOTARY PUBLIC

                                   EXHIBIT "A"
                                     to the
                   SECOND AMENDMENT TO MINERAL LEASE AGREEMENT
                             WITH OPTION TO PURCHASE
             entered into and dated this ---- day of--------, 1994.


     Certain unpatented lode mining claims located in Sections 16, 17, 20, 21, 28 & 29,T25N, R49E, Eureka County, Nevada MDB&M.


CLAIM      DATE OF      COUNTY RECORDING DATA          BLM NMC
NAME/No.   LOCATION     Date       Book     Page          No.

CC   73    9/24/93     12/15/93    262      534          689727

CC   91    9/27/93     12/15/93    262      552          689745
CC   92    9/27/93     12/15/93    262      553          689746
CC   93    9/27/93     12/15/93    262      554          689747
CC   94    9/27/93     12/15/93    262      555          689748
CC   95    9/27/93     12/15/93    262      556          689749
CC   96    9/27/93     12/15/93    262      557          689750
CC   97    9/27/93     12/15/93    262      558          689751
CC   98    9/27/93     12/15/93    262      559          689752
CC   99    9/27/93     12/15/93    262      560          689753
CC 100     9/27/93     12/15/93    262      561          689754

CC 101     1/10/94     2/11/94     264      579          695034
CC 102     1/10/94     2/11/94     264      580          695035
CC 103     1/10/94     2/11/94     264      581          695036
CC 104     1/10/94     2/11/94     264      582          695037
CC 105     1/10/94     2/11/94     264      583          695038
CC 106     1/10/94     2/11/94     264      584          695039
CC 107     1/10/94     2/11/94     264      585          695040
CC 108     1/10/94     2/11/94     264      586          695041
CC 109     1/10/94     2/11/94     264      587          695042
CC 110     1/10/94     2/11/94     264      588          695043
CC 111     1/10/94     2/11/94     264      589          695044
CC 112     1/10/94     2/11/94     264      590          695045

                        THIRD AMENDMENT TO MINERAL LEASE
                             WITH OPTION TO PURCHASE
                              Coal Canyon Property
                              Eureka County, Nevada

THIS THIRD AMENDMENT to the Mineral Lease with Option to Purchase ia executed this _____ day of February, 1996, between H. Walter Schull, hereinafter referred to as "Lessor" and Great Basin Exploration & Mining Co., Inc., a Nevada corporation, hereinafter referred to as "GBEM".

                                    RECITALS

A. Lessor and GBEM are parties to a certain Mineral Lease with Option to Purchase dated effective February 19, 1991, Amended on January 13, 1993, and Second Amended on May 17, 1994.

B. GBEM, in February of 1995, in lieu of terminating said Mineral Lease, agreed with Lessor to exchange the $100,000 annual rental payments required by the Mineral Lease for 1) a $20,000 annual rental payment for the years 1995, 1996 and 1997, and 2) a $200,000 work commitment, to be spent on drilling for the calendar years 1995, 1996 and 1997

C. GBEM and Lessor now wish to amend the Mineral Lease with Option to purchase to reflect the terms of agreement as stated in Section B., above.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual benefits to be derived, Lessor and GBEM agree as follows:

1. The Mineral Lease is hereby amended to effect annual rental payments of $20,000 by GBEM to the Lessor for the years 1995, 1996 and 1997 due and payable on the anniversary date as specified in the Mineral Lease with Option dated February 9, 1991.

2. The Mineral Lease is hereby amended to effect an annual work commitment, by the GBEM, of $200,000 to be expended on drilling, trenching, or excavation during each of the calendar years 1996 and 1997.

3. Except as stated in the preceding two paragraphs, all of the terms and conditions of the Mineral Lease with Option to Purchase, as previously amended, remain in full force and effect.


GREAT BASIN EXPLORATION            H. WALTER SCHULL
& MINING CO., INC. (GBEM)            (Lessor)


By A.P. Taylor                     By H. Walter Schull
   -------------------                ----------------
   A.P. Taylor, President             H. Walter Schull

            FOURTH AMENDMENT TO MINERAL LEASE WITH OPTION TO PURCHASE

THIS FOURTH AMENDMENT to that Mineral Lease Agreement with Option to Purchase dated February 19, 1991 is executed this ______ day of July, 1996 between H. Walter Schull, Manager, and Mireille Schull, Owner, (hereinafter referred to as "Lessor"), and Great Basin Exploration & Mining Co., Inc., a Nevada corporation (hereinafter referred to as "Lessee").

                                    RECITALS

A.         Lessor and Lessee are parties to the following:

         "MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE Coal Canyon Property" dated February 19, 1991 (hereinafter referred to as the "Mineral Lease Agreement").

         "AMENDMENT OF LEASE" dated January 13, 1991 (hereinafter referred to as the "First Amendment").

         "SECOND AMENDMENT TO MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE Coal Canyon Property" dated May 17, 1994 (hereinafter referred to as the "Second Amendment").

         "THIRD AMENDMENT TO MINERAL LEASE WITH OPTION TO PURCHASE Coal Canyon Property, Eureka County, Nevada" entered the 15th day of February, 1996 (hereinafter referred to as the "Third Amendment").

         (the  foregoing  Mineral  Lease  Agreement,  First  Amendment,   Second
Amendment and Third Amendment hereinafter collectively referred to as the "Mineral Lease Agreement as Amended").

B. Lessor and Lessee desire to further amend the Mineral Lease Agreement as Amended.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual benefits to be derived, Lessor and Lessee agree as follows:

     1. The last sentence of the first paragraph of Section 3 of the Mineral Lease Agreement is hereby revised to read as follows:

     "Any and all payments made by LESSEE to LESSOR pursuant to Section 5 hereof, and all costs, if any, incurred by LESSEE for which LESSOR is liable pursuant to paragraph b of Section 7 hereof shall be credited against the purchase price."

     2. The last sentence of paragraph b of Section 5 of the Mineral Lease Agreement is hereby amended to read:

     "The term 'Gross Returns" in any calendar quarter shall mean the amount of earned revenues payable to LESSEE by any smelter, refinery, or other arm's length purchaser of any and all Mineral Substances from the Premises, less any smelting and sampling charges charged to LESSEE by said purchaser."

     3. Paragraph d of Section 5 of the Mineral Lease Agreement is hereby amended to read:

     "d. Adjustment for Inflation - The purchase price as set forth in Section 3 shall be subject to escalation based upon the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor. The applicable amount due LESSOR shall be multiplied by a percentage equal to 100, plus the percentage increase in the Consumer Index from the effective date of the Agreement, to the date of the close of the calendar quarter during which the applicable payment is due."

     4. Section 1 of the First Amendment and Section 1 of the Third Amendment are hereby deleted and paragraph a of Section 5 of the Mineral Lease Agreement is hereby amended to read as follows:

     "A. Rental - Subject to LESSEE's right to terminate this Agreement, LESSEE shall pay to LESSOR rental in the following amounts:

     $15,000.00 on or before March 18, 1991, $15,000.00 on or before October 1, 1991, $30,000.00 between January 1 and January 15, 1992, $20,000.00 between
     January 1 and January 15, 1993, $20,000.00 between January 1 and January 15, 1994, $20,000.00 between January 1 and January 15, 1995, and of each year thereafter while the Mineral Lease Agreement as Amended is in effect.

         LESSEE's obligation to make the rental payments shall terminate upon the earlier of the commencement of payment of production royalties or upon its exercise of the option to purchase the Premises, and all rental payments to LESSOR shall be credited against the purchase price as calculated in Section 3."

     5. Section 2 of the first Amendment is hereby deleted and LESSOR and LESSEE agree that Paragraph d of Section 9 of the Mineral Lease Agreement shall apply only while federal or state law requires annual assessment work to be performed on the Premises. When annual assessment is not required and the payment of holding, rental or filing fees and filing of documents to federal state or county offices or agencies is required, LESSEE will pay such fees and make such filings on or prior to the date such payments and filings are required.

          If the Mineral Lease Agreement is hereafter terminated by either party, pursuant to Section 10 thereof, no further assessment work or filings or payment of fees will be required by LESSEE.

     6.   Section 2 of the Third Amendment is hereby revised to read as follows:

          "The Mineral Lease Agreement As Amended is hereby amended to effect a work commitment by LESSEE of $100,000.00 to be spent between January 1, 1996 and December 31, 1996 and $200,000.00 to be spent between January 1, 1997 and
December  31,  1997 and each  year  thereafter.  The  yearly  work  expenditures qualified as fulfilling the work commitment shall be limited to all costs incurred in actual work on the Coal Canyon Mineral prospect in drilling, trenching, excavation, mining, road building, surveying, mapping, and geological, geochemical and geophysical programs conducted on the Coal Canyon Mineral Prospect as well as assaying and metallurgical testing of ores extracted from the Coal Canyon Mineral Prospect which may be conducted at appropriate facilities off the Coal Canyon Mineral Prospect. Expenditures shall include wages and salaries paid to engineers, geologists, laborers and technicians for actual time spent in exploration, development and mining of the Coal Canyon Mineral Prospect. Direct overhead, such as lodging, meals and travel expenses (but expressly excluding any charge for office or administrative expenses) shall be limited to ten percent (10%) of the yearly work requirement. Any work expenditures in excess of the work commitment in any calendar year shall be applied to the work commitment for the following calendar year. The said work commitments shall terminate in the event the Mineral Lease Agreement As Amended is terminated."

     7. Except as specifically amended in this Fourth Amendment, the Mineral Lease Agreement As Amended remains in full force and effect. LESSOR and LESSEE certify that the Mineral Lease Agreement As Amended is in good standing and in full force and effect, LESSEE is not in default in any of the terms of the Mineral Lease Agreement As Amended and LESSOR and LESSEE know of no circumstances presently existing that would cause LESSEE to be in default.

     8. All denominations of money in the Mineral Lease Agreement As Amended are in United States currency.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to the Mineral Lease Agreement as of the date first above written.


LESSEE                                       LESSOR

GREAT BASIN EXPLORATION &
MINING CO., INC.

By
  ------------------------                   ------------------
Title                                        Manager
  ------------------------


STATE OF NEVADA         }
                        } ss
COUNTY OF WASHOE        }

The foregoing instrument was acknowledged before me on this ____ day of ________, 1996 by ________________________________, ___________________ of Great
Basin Exploration & Mining Co., Inc., a Nevada corporation, on behalf of the Corporation.

                                            -----------------------------------
My Commission Expires:                      Notary Public





STATE OF NEVADA         }
                        } ss
COUNTY OF WASHOE        }

The foregoing instrument was acknowledged before me on this ____ day of ________, 1996 by H. Walter Schull who acknowledged that he executed the within instrument for the purposes contained herein.

                                            -----------------------------------
My Commission Expires:                      Notary Public